EXHIBIT 21.1

List of Subsidiaries and VIE and its Subsidiaries

Subsidiaries	Place of incorporation
Leading Group (BVI) Limited	British Virgin Islands
Leading TOP HK Group Limited	Hong Kong
Shanghai Meiliding Digital Technology Co., Ltd.	PRC
Shanghai Jingkun Information Technology Co., Ltd.	PRC
Shanghai Zhihua Information Technology Co., Ltd.	PRC
Shanghai Jiaran Information Technology Co., Ltd.	PRC
Shanghai Langsi Information Technology Service Co., Ltd.	PRC
Shanghai Gaoyou Information Technology Service Co., Ltd.	PRC
Jiangxi Suzhao Information Technology Co., Ltd.	PRC
Jiangxi Yantu Information Technology Co., Ltd.	PRC
Jiangsu Yanpu Information Technology Co., Ltd.	PRC
Shanghai Zhibo Information Technology Co., Ltd.	PRC
Shanghai Tuheng Information Technology Co., Ltd.	PRC
Hunan Tengxi Information Technology Co., Ltd.	PRC
VIE and its subsidiaries	Place of incorporation
Shanghai Handong Information Technology Co., Ltd	PRC
Tianjin Fengmai Information Technology Co., Ltd.	PRC
Beijing Dingli Insurance Brokerage Co., Ltd.	PRC